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                                                                  EXHIBIT 10(p)


RAYCHEM CORPORATION
EXECUTIVE TERMINATION COMPENSATION POLICY

PHILOSOPHY:                From time to time, Raychem may need to terminate the
                           employment of certain officers of the corporation without cause. Raychem recognizes that such officers may have difficulty locating new employment. In recognition of the level of responsibility held by such officers, Raychem will provide certain benefits to ease their transition. Officers who receive termination compensation will become consultants to Raychem for a period of time and certain restrictions will be placed on their activities.


ELIGIBILITY:               All employees appointed by Raychem's Board of
                           Directors as officers of Raychem Corporation, at the level of Vice President or above ("Officers"), are eligible to receive the executive termination benefit. This replaces any severance or layoff benefits for which Officers otherwise may have been eligible under any other policy or geographic practice, but it does not supersede any written employment agreement with Raychem.

GUIDELINES:                1.  Executive Termination Benefit.

                               If a Covered Termination of Employment (defined below) occurs and Officer remains eligible to receive the Executive Termination Benefit, such benefit shall be paid by Raychem to Officer, and Officer shall sign a full release of all claims against Raychem. The "Executive Termination Benefit" shall mean:

                               (a) Continuation of Officer's base salary for one year ("Full Salary Period") after a Covered Termination of Employment, regardless of whether Officer obtains other employment during the Full Salary Period (Variable Pay Plan eligibility ceases at employment termination), offset by amounts Officer is eligible to receive upon retirement (early, regular, deferred or other), whether or not Officer actually retires;

                               (b) For a period of up to one calendar year after the end of the Full Salary Period ("Differential Salary Period"), payment of base salary differential for any time when Officer does not hold employment with a base salary equal to or greater than Officer's base salary upon termination, offset further by amounts Officer is eligible to receive upon retirement (early, regular, deferred or other), whether or not Officer actually retires;

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                               (c)    Continuation of Officer's medical, dental
                                      and life insurance benefits at staff rates until Officer obtains other employment or medical and dental coverage, during the Full Salary Period and the Differential Salary Period;

                               (d)    Continuation of vesting of Officer's
                                      options to purchase Raychem stock through the Full Salary Period, to the extent that such options are unvested;

                               (e) Right to financial planning services, if still provided by Raychem to Officers, for the Full Salary Period;

                               (f) Continuation of Officer's right to retain his or her company car and computer through the Full Salary Period; and

                               (g)    Outplacement selected by Raychem, to
                                      support and enhance Officer's job search efforts.

                               The Executive Termination Benefit is supplemental to the provisions which apply to all employees upon termination of employment, such as payment of accrued vacation pay, refunds of deposits under the stock purchase plan, and the opportunity to continue certain insurance plans at personal expense. Other benefits for which Officer may be eligible at the time of termination of employment, such as purchase of company car and computer according to Raychem policy, shall not be affected by this Agreement.

                               Nothing in this policy is intended to extend the exercisability of options to purchase Raychem stock beyond the expiration date(s) stated in the relevant option agreement(s).

                               In the event of Officer's death while receiving the Executive Termination Benefit, all benefits shall cease, except that if death occurs during the Full Salary Period, payment of Officer's base salary shall continue through the end of the Full Salary Period.

                           2.  Covered Termination of Employment

                               (a)    Definition. A "Covered Termination of
                                      Employment" means termination of Officer's employment by Raychem or a successor for the convenience of Raychem (which includes a determination that Officer's good-faith performance has not met Raychem's needs or standards, but excludes a Termination for Cause, as defined below).

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                               (b)    Excluded Events. The Executive Termination
                                      Benefit is not payable if Officer's
                                      employment terminates because of a
                                      Voluntary Termination, a Termination for
                                      Cause, Officer's disability by reason of physical or mental incapacity to perform the duties of Officer's job assignment, or Officer's death.

                                      "Voluntary Termination" means a
                                      termination of employment initiated by
                                      Officer.

                                      "Termination for Cause" means a
                                      termination of employment by Raychem, at Raychem's sole discretion, because of (i) Officer's willful or continued failure to substantially perform his or her duties for reasons other than physical or mental incapacity, (ii) Officer's willful engaging in misconduct which is materially injurious to Raychem, monetarily or otherwise, (iii) Officer's acts of personal dishonesty or moral turpitude,
                                      (iv) Officer's acts of insubordination, or
                                      (v) Officer's willful breach of a material obligation or duty to Raychem.

                           4.  Noncompetition and Nonsolicitation

                               As a condition of receiving the Executive
                               Termination Benefit, Officer shall provide consulting services during the Full Salary Period.

                               In order to protect Raychem's proprietary information, while serving as a consultant Officer will be precluded from entering into any employment or consulting arrangement with any direct competitor of any business operated by Raychem and/or its subsidiaries, as such business is conducted on the date of termination of Officer's employment. In addition, while serving as a consultant Officer shall not, directly or indirectly, aid or endeavor to solicit or induce any other employee and/or consultant to leave their employment with Raychem in order to accept employment of any kind with any other person, firm, partnership or corporation.

                          5.   Not a Contract of Employment

                               This policy does not create a contract of employment. No rights to hire or continuation of employment, or to advancement or reassignment, are hereby created.

PROCESS:                   1.  Consulting


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                               Officer shall enter into a consulting agreement,
                               pursuant to which Officer will provide
                               consultation to Raychem while Officer is receiving salary continuation and differential payments from Raychem. As a consultant, Officer will be required to make him or herself available on an as needed basis at mutually agreeable times for consultation with regard to Raychem's business at no additional charge to Raychem.

                           2.  Payment of Executive Termination Benefit

                               If the Executive Termination Benefit becomes payable, Raychem or its successor may elect among several ways to pay Officer. Raychem may make salary payments biweekly or on another periodic schedule, or in a lump sum, in any case less deductions authorized or required by law. Also, Raychem may continue in force Officer's insurance benefits, secure individual pre-paid insurance policies on Officer's behalf or pay the cost of post-termination medical benefits in a lump sum.

                          3.   Documentation

                               If Officer is eligible for base salary
                               differential payments after the expiration of the Full Salary Period, Officer may submit a written request for such payments. Raychem shall have no obligation to make base salary differential payments to Officer in the absence of a written request. Officer shall submit all supporting documentation when and as requested by Raychem.

CLAIMS:                    1.  If any claim for payment of a benefit under this
                               policy shall be denied, the [COMPENSATION
                               COMMITTEE OF RAYCHEM'S BOARD OF DIRECTORS
                               ("COMMITTEE")] shall:

                               (a) Notify the claimant within a reasonable time of such denial setting forth the specific reasons therefor; and

                               (b)    Afford such claimant a reasonable
                                      opportunity for a full and fair review of the decision denying claimant's claim.

                          2. Claimant may request review of a denial of his or her claim within thirty (30) days of such denial. Upon such request, the Committee shall take appropriate steps to review its decision in light of any further information or comments submitted by the claimant. The Committee is empowered to hold a hearing at which the claimant shall be entitled to present the basis of his or her claim for review and at which claimant may be represented by counsel.

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                          3.   The Committee shall render a decision within
                               sixty (60) days after the Claimant's request for review (which period may be extended by the Committee to 120 days if circumstances so require) and shall advise the claimant in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of this policy.

AMENDMENT AND
TERMINATION:               The Company expects to continue this policy but
                           reserves the right, at any time with or without prior notice, to amend it in whole or in part or to terminate and discontinue it if, in the Company's sole discretion, such amendment or termination is deemed advisable.


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